Exhibit 99.1

January 30, 2024

Devcool Inc

5890 Stoneridge Dr #107

Pleasanton, CA 94588

RE: Termination of Staffing Company Agreement between Guidant Global, Inc. and Devcool Inc

Dear Supplier:

The purpose of this letter is to provide Devcool Inc (“Supplier”) with notice of Guidant Global Inc.’s (“Guidant”) termination of the Supplier Master Services Agreement entered into between Guidant and Supplier on August 10, 2021 (as amended, the “Agreement”) regarding Supplier’s provision of contingent workers to City of Hope National Medical Center, City of Hope Medical Foundations, Beckman Research Institute of the City of Hope, and City of Hope.

Guidant is terminating the Agreement for its convenience pursuant to Section 1.2.2 of the Agreement. Supplier will receive no new business effective immediately. Supplier must satisfy any and all continuing obligations under the Agreement that survive termination.

Guidant Global will be scheduling a call to discuss options for your active worker population and partner together to minimize disruption to City of Hope. Termination of the contractual relationship will be effective February 04, 2024, to allow for the agreed upon transition of workers. Should all workers’ assignments end before such date, the Agreement will terminate as of that date.

We wish Supplier success in its future endeavours. If you have any questions or concerns, please contact Katrina James at katrina.james@guidantglobal.com.

/s/ Beth Armesto
Beth Armesto
Director, Supplier Relationship Management
Guidant Global